Exhibit 10.11

Mr. Gust Kepler

Chief Executive Officer

BlackBoxStocks Inc.

This letter confirms the understanding of the agreement between Winspear Investments LLC “Winspear” and BlackBoxStocks Inc. “BlackBox” whereby Winspear shall provide financial consulting and business advisory to BlackBox. The scope of services shall include the following:

●	Preparing a financial model and forecast based on BlackBox management assumptions and its current forecast.
●	Prepare pro-forma income statements and balance sheets for 2019 and 2020 reflecting the impact of the potential investment.
●	Advise BlackBox on the structure and terms of potential debt and or equity investments. BlackBox anticipates an initial investment of approximately $1.4 million structured as a “PIPE”.
●	Advise BlackBox on its marketing materials for potential investors including a “teaser” and an “investor deck”.
●	Assist BlackBox and its investment bankers in identifying potential investors.
●	Assist BlackBox in preparing for an uplist to NASDAQ after it has secured its initial PIPE.
●	Provide other management and financial consulting services as mutually agreed to from time to time.

Fees:

In consideration for the services above, BlackBox shall grant Winspear 20,000 shares of common stock within fifteen days of the acceptance of this proposal and an additional 5,000 shares per month for each month that Winspear continues to provide consulting services but not less than three months. If BlackBox raises debt or equity capital during the time that Winspear is providing the consulting services described above or within twelve months from the date of the termination of such consulting services, Winspear shall continue to provide financial consulting and business advisory services to BlackBox for a period of one year for which Winspear shall be issued 3,000 shares of common stock per month. BlackBox may terminate this agreement at any time prior to the execution of a PIPE and after the initial three months. The total amount of shares issuable to Winspear for its consulting services including the initial grant of 20,000 shares, monthly grants of 5,000 shares and the twelve monthly payments of 3,000 shares for the one year post PIPE consulting shall not exceed 71,000 shares. If BlackBox uplists to NASDAQ within eighteen (18) months from the date of this agreement, BlackBox shall issue Winspear an addition 80,000 shares of common stock. The total shares issuable under this agreement shall be not more than 151,00 shares and not less than 35,000 shares.

The stock compensation described above shall be adjusted for any stock splits with the exception of reverse splits.

BlackBox shall not circumvent or attempt to circumvent payment of the fess described herein.

1809 Watermill Ct Plano TX 75093	email: Bob@WinspearInvestments.com

Indemnification:

Blackbox acknowledges and agrees that Winspear has been retained solely to provide the Services set forth in this Agreement. Winspear shall act as an independent contractor, and any duties of Winspear arising out of its engagement hereunder shall be owed solely to the BlackBox. When Winspear is acting on the BlackBox’s behalf in such capacity, it is Winspear’s practice to be indemnified in connection with engagements of this type and the BlackBox agrees if Winspear or any of its officers, directors, managers, employees, members, agents or Representatives (individually, a “Winspear Party; collectively, the Winspear Parties") becomes involved in any capacity in any action, claim, suit, investigation or, proceeding, actual or threatened, brought by or against any person, including stockholders of the BlackBox, in connection with or as a result of the Services or any matter referred to in this Agreement, the BlackBox agrees to reimburse such Winspear Party for their reasonable expenses (including, without limitation, legal fees and other costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the Agreement) promptly as such expenses are incurred. The BlackBox will also indemnify and hold harmless any Winspear Party from and against, and the BlackBox agrees that no Winspear Party shall have any liability to the BlackBox or its owners, parents, affiliates, security holders or creditors for, any and all losses, claims, damages, expenses or liabilities (including actions or proceedings in respect thereof) (collectively, "Liabilities"), to which any Winspear Party becomes subject or otherwise incurs arising from, related to or in connection with this Agreement or the Services, except to the extent a court of competent jurisdiction has finally determined that such Liabilities primarily arose from the bad faith, willful misconduct or gross negligence of such indemnified Winspear Party in performing the services hereunder. The BlackBox will not permit any settlement or compromise to include, or consent to the entry of any judgment that includes, a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of a Winspear Party. No Winspear Party seeking indemnification or contribution under this section of the Agreement will, without the BlackBox's prior written consent (not to be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in any legal action or proceedings.

If the foregoing indemnification is for any reason unavailable to a Winspear Party or is insufficient to hold such Winspear Party harmless, the BlackBox shall contribute to the amount paid or payable by the Winspear Party as a result of such Liability in such proportion as is appropriate to reflect the relative benefits received by each of the BlackBox and the Winspear Parties, in addition to any equitable considerations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Winspear Parties be responsible for aggregate expenses and Liabilities which are in excess of the amount of all fees actually received by Winspear from the BlackBox in connection with this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Very truly yours,

WINSPEAR INVESTMENTS, LLC

Robert L. Winspear

President

ACCEPTED AND AGREED AS OF DATE BELOW

BLACKBOXSTOCKS INC

By:	/s/ Gust Kepler

Date	8-11-2020